Exhibit 99.1

ATLANTIC AMERICAN REPORTS THIRD QUARTER RESULTS FOR 2021

ATLANTA, Georgia, November 10, 2021 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss for the three month period ended September 30, 2021 of $0.9 million, or $0.05 per diluted share, as compared to net income of $1.9 million, or $0.09 per diluted share, for the comparable period in 2020.  For the nine month period ended September 30, 2021, the Company reported net income of $1.6 million, or $0.06 per diluted share, as compared to net income of $0.3 million, or nil per diluted share, for the comparable period in 2020.  The decrease in net income during the third quarter of 2021 was primarily due to a $5.8 million increase in insurance benefits and losses incurred, somewhat offset by an increase in unrealized gains on equity securities of $1.4 million for the third quarter of 2021 as compared to the third quarter of 2020.  The increase in net income for the nine month period ended September 30, 2021 was primarily due to an increase of $13.3 million in net unrealized gains on equity securities largely offset by an increase in insurance benefits and losses incurred of $10.1 million during the nine month period ended September 30, 2021 as compared to the third quarter of 2020.  Changes in unrealized gains and losses on equity securities for the applicable periods are primarily the result of fluctuations in the market values of the Company’s equity investments.

Excluding the effects of realized or unrealized gains or losses and taxes, the Company reported operating loss (as defined below) of $2.4 million for the three month period ended September 30, 2021 as compared to $3.0 million operating income for the three month period ended September 30, 2020.  For the nine month period ended September 30, 2021, the Company reported operating loss of $4.1 million as compared to operating income of $7.9 million in the comparable period in 2020.  The decrease in operating income for the three and nine month periods was primarily due to an increase in insurance benefits and losses in the Company’s life and health operations, predominantly as a result of claims within the Medicare supplement line of business.  During 2021, utilization of Medicare supplement insurance benefits has increased, returning to historical averages relative to the exceptionally low utilization experienced after the onset of the COVID-19 pandemic when many policyholders were sheltered in place.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are pleased to report the premium growth in our property and casualty operation has continued, with a historic high reached for the third quarter.  As a result of their selective underwriting, our property and casualty operation continues to perform quite well.  While our life and health operation faced a challenging quarter due to increasing demand for health care services, a series of strategic pricing adjustments in our Medicare supplement product is expected to improve profit margins on that business.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; In thousands, except per share data)	2021	2020	2021	2020
Insurance premiums
Life and health	$28,772	$30,208	$87,018	$91,511
Property and casualty	17,320	14,770	50,297	45,516
Insurance premiums, net	46,092	44,978	137,315	137,027

Net investment income	2,137	1,828	6,516	5,717
Realized investment gains, net	349	183	520	432
Unrealized gains (losses) on equity securities, net	711	(731)	5,458	(7,831)
Other income	1	11	13	71

Total revenue	49,290	46,269	149,822	135,416

Insurance benefits and losses incurred
Life and health	23,394	20,088	66,463	61,192
Property and casualty	11,651	9,131	33,557	28,686
Commissions and underwriting expenses	11,927	11,202	36,670	34,682
Interest expense	347	363	1,040	1,253
Other expense	3,264	3,052	10,178	9,116

Total benefits and expenses	50,583	43,836	147,908	134,929

Income (loss) before income taxes	(1,293)	2,433	1,914	487
Income tax expense (benefit)	(378)	557	298	166

Net income (loss)	$(915)	$1,876	$1,616	$321

Earnings (loss) per common share (basic and diluted)	$(0.05)	$0.09	$0.06	$-

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$(915)	$1,876	$1,616	$321
Income tax expense (benefit)	(378)	557	298	166
Realized investment gains, net	(349)	(183)	(520)	(432)
Unrealized (gains) losses on equity securities, net	(711)	731	(5,458)	7,831

Non-GAAP Operating income (loss)	$(2,353)	$2,981	$(4,064)	$7,886

	September 30,	December 31,
Selected Balance Sheet Data	2021	2020

Total cash and investments	$300,297	$298,630
Insurance subsidiaries	295,191	292,478
Parent and other	5,106	6,152
Total assets	404,077	405,187
Insurance reserves and policyholder funds	205,757	198,676
Debt	33,738	33,738
Total shareholders' equity	139,995	145,060
Book value per common share	6.60	6.84
Statutory capital and surplus
Life and health	38,503	42,326
Property and casualty	50,394	50,194